Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Kraft Heinz Company of our reports dated June 18, 2015, on the financial statements of the Kraft Foods Group, Inc. Thrift Plan and the Kraft Foods Group, Inc. TIP Plan (collectively referred to as the “Plans”) appearing in the 2014 Annual Reports on Form 11-K of the Plans.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

July 2, 2015